Exhibit 99.1

NEWS RELEASE
Lakes Entertainment, Inc.
130 Cheshire Lane, Suite 101
Minnetonka, MN 55305
952-449-9092
952-449-9353 (fax)
www.lakesentertainment.com
(NASDAQ: LACO)

INVESTOR RELATIONS CONTACT:
Timothy Cope – (952) 449-7030

FOR IMMEDIATE RELEASE:
May 13, 2010

LAKES ENTERTAINMENT, INC. ANNOUNCES TERMINATION AGREEMENT WITH IOWA TRIBE OF OKLAHOMA
MINNEAPOLIS, May 13, 2010 — Lakes Entertainment, Inc. (NASDAQ: LACO) announced today that it entered into a termination agreement (“Termination Agreement”) with the Iowa Tribe of Oklahoma, its governmental components and instrumentalities (“Tribe”) terminating all agreements with the Tribe, including a note under which approximately $5.0 million was advanced to the Tribe, effective May 1, 2010. Lakes previously announced that the Tribe had decided not to pursue the proposed Ioway Casino with a subsidiary of Lakes Entertainment.
The Termination Agreement provides for the Iowa Tribe to pay to Lakes a total of $4.5 million in the following manner: $1 million to be paid within two days of execution of the Termination Agreement, and the sum of $3.5 million to be paid in 15 equal monthly installments commencing on June 15, 2010 and on the 15th day of each of the next 14 months. The Iowa Tribe is permitted to make prepayments on the outstanding amount at a 6% discount during the first twelve months after the execution of the Termination Agreement.
Lakes was operating under a Gaming Development Consulting Agreement (“Consulting Agreement”) with the Tribe to provide development consulting services related to the proposed Ioway Casino development. Lakes was not receiving any compensation for its consulting services under the Consulting Agreement.
Lakes was also managing the Cimarron Casino for the Tribe under a management agreement approved by the National Indian Gaming Commission (“Management Agreement”). The Cimarron casino consists of approximately 375 slot machines and a snack bar. Lakes was receiving an annual management fee for its services in an amount equal to 30% of the net total revenues (as defined in the Management Contract) of the Cimarron Casino in excess of $4 million.

About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management or financing agreements with three separate Tribes for casino operations in Michigan and California, for a total of three separate casino sites. Lakes is currently managing the Four Winds Casino Resort for the Pokagon Band of Potawatomi Indians and the Red Hawk Casino for the Shingle Springs Band of Miwok Indians. Lakes is also involved in other business activities, including the licensing of table games to Tribal and non-Tribal casinos.
The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange Commission.
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